Exhibit 4.16

Pursuant to 17 CFR 229.601(b)(10)(iv), confidential information (indicated by [***]) has been omitted from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

SUPPLY AGREEMENT

(COMMERCIAL PHASE)

This supply Agreement (“Agreement”) is effective as of December 31, 2015 (the “Effective Date”), by and between Teva API, Inc., a company duly incorporated under the laws New Jersey, with its principal offices located at 400 Chestnut Ridge Rd.  Woodcliff, NJ 07677, USA (“TAPI”), and Chiasma, Inc., a company duly incorporated under the laws of the State of Delaware, U.S.A., with its principal offices located at 60 Wells Ave.  Suite #102, Newton, MA 02459, U.S.A.  (“Chiasma, Inc.”) on its own behalf and on behalf of its Affiliates, as defined below, (collectively, “Chiasma”) (collectively, the “Parties” and each a “Party”).

Whereas,
TAPI through its Affiliates, including Novetide Ltd. of P.O. Box 10140 Haifa 26111, Israel, (“Novetide”) are engaged in the business of manufacturing active pharmaceutical ingredients, drug substances and other pharmaceutical products; and

Whereas,	Chiasma is engaged in the business of developing drug delivery technology, and has developed certain products using such drug delivery technology; and

Whereas,
Chiasma, Inc. and Novetide have entered into a Manufacturing and Supply Agreement (Clinical Phase) dated December 26, 2012 (the “Clinical Phase Agreement”) for the manufacture and supply by Manufacturer of R&D and registration quantities of API (as defined below), which Clinical Phase Agreement is superseded, canceled and replaced by this Agreement (except for any provisions that survive any termination thereof, as expressly provided therein); and

Whereas,
Chiasma desires to engage TAPI hereunder, and TAPI wishes to be so engaged, to have commercial quantities of the API manufactured through any TAPI Affiliate (each and all such Affiliate(s), individually and collectively, the “Manufacturer”) and supply for use by Chiasma for further processing and/or incorporation into Finished Product (as defined below), subject to and in accordance with the terms and conditions of this Agreement; and

Whereas,
in order to meet Chiasma’s requirements of API, TAPI has agreed to invest in increasing the manufacturing capacity of the Manufacturing Facility during the Scale-Up Period (as defined below) to support Chiasma’s requirements for API, based on Chiasma’s forecasts in accordance with this Agreement, up to a maximum of [***] per year;

Now, Therefore, the Parties hereby agree as follows:

1.	PREAMBLE, EXHIBITS, DEFINITIONS

1.1	the preamble and the exhibits hereto form an integral part of this agreement.

1.2	in addition to the various capitalized terms defined elsewhere in this agreement, the following terms shall have the respective meanings ascribed to them below:

1.2.1	“API” means the active pharmaceutical ingredient specified in Exhibit A hereto.

1.2.2
“Affiliate” means, with respect to any Party, any person or entity who, directly or indirectly controls, is controlled by, or is under common control with, such Party.  A person or entity shall be deemed to control another entity if it owns, directly or indirectly, 50% (fifty percent) or more of the voting shares, or has the power to elect 50% (fifty percent) or more of the directors, of such other entity.

1.2.3
“Alternative Material” means Octreotide acetate manufactured by a third party holding a drug master file for such material, the supply of which to Chiasma will not infringe the intellectual property rights of Manufacturer.

1.2.4
“Applicable Law” means the applicable laws and regulations, rules and guidelines of any applicable Governmental Authority in a given jurisdiction (whether federal, state, municipal or other) pertaining to the manufacture, packaging, labeling, release, storage, import, export, distribution, marketing, sale and/or intended use of the API.

1.2.5	“Approved Subcontractor” shall have the meaning ascribed to such term in Section 2.6 below.

1.2.6	“Batch” means a specific quantity of API that is intended to be of uniform character and quality and is produced during the same cycle of manufacture as defined by the applicable Batch Records.

1.2.7
“Batch Records” means all of the documentation associated with the manufacture and testing of a given Batch, including production records, sampling documentation, test results, deviation reports, and all applicable manufacture data (including any pertinent output from instrumentation).

1.2.8	“Binding Annual Forecast” shall have the meaning ascribed to such term in Section 2.11.2(b) below.

1.2.9	“Binding Purchase Order” shall have the meaning ascribed to such term in Section 2.12.3 below.

1.2.10	“Business Day” means any day, other than a Friday, Saturday or Sunday, on which commercial banks are generally open for business in Israel and in New York, U.S.A.

1.2.11
“CDA” means the Mutual Confidentiality and Non-Disclosure Agreement between Novetide and Chiasma (Israel) Ltd., an Affiliate of Chiasma, Inc.  (which applies also to Chiasma), dated 1 April 2008 and attached hereto as Exhibit B.

1.2.12
“Certificate of Analysis” means a document prepared and signed by Manufacturer describing the Specifications of and testing methods applied to the API and performed by Manufacturer or its Approved Subcontractors and the results thereof.  For each Batch of API, Manufacturer shall issue a “Certificate of Analysis”.

1.2.13
“Certificate of Compliance” means a document, prepared and signed by Manufacturer, attesting that a particular Batch of API was manufactured in accordance with cGMP, Applicable Law and the Specifications.  The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Chiasma for regulatory purposes or Applicable Law.  The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement.

1.2.14	“cGMP” means current good manufacturing practices for pharmaceutical substances or products as set forth by the FDA, the EMA or any of their respective successor agencies, as applicable.

1.2.15
“Change Order” means a document mutually approved in writing by both Parties in accordance with the procedures set forth in Section 3.2 below that describes in reasonable detail an amendment or modification to the tasks and Deliverables under this Agreement, and/or to a Binding Purchase Order, and/or additional new tasks, services, deliverables and/or activities to be performed.

1.2.16
“Chiasma Property” means all Confidential Information and Intellectual Property of Chiasma provided and/or delivered by or on behalf of Chiasma to Manufacturer for use by Manufacturer solely in connection with the performance of its obligations under this Agreement.

1.2.17	“Confidential Information” shall have the meaning ascribed thereto in the NDA.

1.2.18	“Deliverables” means the API and other deliverables to be provided and/or delivered by Manufacturer as described in this Agreement (including, in Exhibit A hereto).

1.2.19
“Drug Master File” or “DMF” means the drug master file covering the analysis and manufacture of the API, including analytical methods, stability and pharmaceutical data, impurities and manufacturing processes with respect thereto.  The DMF shall comply with the requirements of the competent Regulatory Authorities in each relevant jurisdiction, suitable for supporting drug applications in such jurisdiction.

1.2.20	“EMA” means the European Medicines Agency, or any successor agency.

1.2.21	“FDA” means the United States Food and Drug Administration, or any successor agency.

1.2.22	“Finished Product” means the finished commercial dosage form(s) using or incorporating Octreotide acetate, to be marketed and sold by or on behalf of Chiasma and/or its Affiliates and/or licensees.

1.2.23	“First Binding [***] Month Forecast” shall have the meaning ascribed to such term in Section 2.11.2(a) below.

1.2.24
“Force Majeure” means strikes (except of the personnel of the Party claiming Force Majeure), riots, war, act of God, invasion, acts of terrorism, fire, explosion, floods, interruption of or delay in transportation, shortage or failure in the supply of materials, acts of government or governmental agencies or instrumentalities, and any other contingencies beyond the Party’s reasonable control, and without fault of such Party.

1.2.25
“Governmental Authority” means any national, state, local, municipal or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, ministry, department, Regulatory Authority, court or other tribunal).

1.2.26
“Intellectual Property” means any and all intellectual property including trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, know-how, patents, including all applications and registrations with respect thereto, rights of inventorship, moral rights, trade secrets, industrial design rights, and all other intellectual and industrial property rights related thereto, or otherwise, whether registered, unregistered, statutory, common law, or pending, throughout the world.

1.2.27
“Launch” means with respect to each Region, the first commercial sale of Finished Product by or on behalf of Chiasma to an independent third party in any country in such Region; and “Launch Date” means the date of said Launch.

1.2.28
“Manufacturing Facility” means the facility in which Manufacturer shall manufacture the API in accordance with the terms of this Agreement, located at Neot Chovav, Israel (currently known as “TevaTech”), and/or Netanya, Israel (currently known as “Plantex”) or any other or additional location pre-approved by Chiasma in writing pursuant to Section 2.5 below.

1.2.29
“Manufacturing Process” means the production process and methods for the manufacture of the API, as such process may be changed from time to time in accordance with this Agreement and/or the Quality Agreement.

1.2.30
“Marketing Authorizations” means the required permits, authorizations and approvals to be granted by Governmental Authorities in their respective jurisdictions for the marketing, use, sale and/or distribution therein of the Finished Product.

1.2.31	“Minimum Annual Purchase Requirements” shall have the meaning ascribed thereto in Section 2.1 below.

1.2.32	“Non-Complying Product” means any Batch of API that does not conform, in whole or in part, with the Drug Master File and the Specifications.

1.2.33	“Purchase Orders” shall have the meaning ascribed thereto in Section 2.12.1 below.

1.2.34
“Quality Agreement” means the Quality Agreement between Chiasma, Inc. and Novetide and Assia Chemical Industries Ltd. dated December 26, 2012, a copy of which is attached hereto as Exhibit E, containing quality assurance provisions for the manufacture of the API, as may be amended by mutual agreement of the Parties.

1.2.35
“Quarter” means any of the traditional fiscal quarters of the calendar year; i.e., each of the three-month periods ending March 31, June 30, September 30 and December 31; and the terms, “Q1”, “Q2”, “Q3” and “Q4” mean the first, second, third and fourth Quarter, respectively, of a given calendar year.

1.2.36	“Raw Materials” means the ingredients, solvents and other components required to manufacture the API in accordance with this Agreement.

1.2.37
“Region” means each of (i) the U.S.A.; and (ii) the European Economic Area and Switzerland (“EEA”), as applicable, it being agreed that the Region in which the first Launch occurs shall be referred to as the “Lead Region” and the other Region in which a subsequent Launch occurs shall be referred to as the “Other Region”.  Additional regions and/or countries may be added by mutual written agreement of the Parties and subject to the Parties reaching agreement on the commercial and other terms applicable thereto.

1.2.38
“Regulatory Authority” means the FDA, EMA or any other federal, state, local or other regulatory agency, authority, or regulatory body having jurisdiction in the relevant Region over TAPI or Manufacturer or its operations, facilities, or performance by TAPI of its obligations hereunder.

1.2.39	“Re-Test Period” means a period of [***] years from the date of manufacture of the relevant Batch of API.

1.2.40	“Rolling Forecast” shall have the meaning ascribed to such term in Section 2.11.2(a) below.

1.2.41	“Scale-Up Period” shall have the meaning ascribed to such term in Section 2.3 below.

1.2.42
“Shipping Guidelines” means the shipping guidelines and procedures provided by Manufacturer in writing, that describe the methods of packaging, preserving, monitoring and shipping the API to be shipped by Manufacturer, a copy of which is attached to this Agreement as Exhibit F.

1.2.43	“Specifications” means the test parameters, test methods, acceptance criteria and requirements of the API as set forth in Exhibit A.

1.2.44	“Term” means the term of this Agreement, as defined in Section 7.1 below.

1.3	In this Agreement (including the Exhibits hereto), unless the context otherwise requires:

1.3.1	“including”, “includes” means including, without limiting the generality of any description preceding such terms;

1.3.2	“writing” includes facsimile transmission, electronic transmission, email transmission and comparable means of communication; and

1.3.3	any references to the “law” or any provision of a statute shall be construed as a reference to that law or provision as amended, re-enacted, consolidated or extended at the relevant time.

2.	PERFORMANCE OBLIGATIONS

2.1
Engagement.  Chiasma hereby retains TAPI to have the API manufactured by TAPI through its Manufacturer and to supply the API to Chiasma, directly or through its Affiliates, all subject to and in accordance with the terms and conditions of this Agreement.  TAPI shall have the API manufactured at the Manufacturing Facility and will supply the API to Chiasma, in accordance with orders for API placed by Chiasma from time to time pursuant to this Agreement, for the consideration set out in this Agreement.  Commencing with effect from the Effective Date and thereafter during the Term, and subject to the terms of this Agreement, Chiasma will purchase, at the minimum, the percentage of Chiasma’s total annual requirements of Octreotide acetate, for Chiasma’s consumption in manufacturing of the Finished Product for each Region, as set forth below (the “Minimum Annual Purchase Requirements:

Year of Term	Percentage of API Annual Requirements
Up to end of Year [***] from Launch Date in the Lead Region (the “First Launch Date”)	[***]%
Year [***] from First Launch Date	[***]%
Year [***] from First Launch Date	[***]%
Year [***] from First Launch Date	[***]%
Year [***] from First Launch Date until end of Term*	[***]%

∗	only applicable to the Other Region

As an illustration, by way of example, the following table sets forth the Minimum Annual Purchase Requirements in the case that the first Launch occurs in the U.S.A. (in which case it will be the Lead Region) and [***] years thereafter there is a first Launch in the EEA (the Other Region):

Year of Term	Percentage of API Annual Requirements	Active Regions
Year [***] from First Launch Date	[***]%	[***]
Year [***] from First Launch Date	[***]%	[***]
Year [***] from First Launch Date	[***]%	[***]
Year [***] from First Launch Date	[***]%	[***]
Year [***] from First Launch Date	[***]%	[***]
Year [***] from First Launch Date	[***]%	[***]

Notwithstanding anything in the Agreement to the contrary, as far as terms and conditions of this Agreement apply to a Manufacturer undertaking any activities under this Agreement, TAPI is and shall remain responsible for the Manufacturer’s actions and inactions under this Agreement and for its compliance with such applicable terms of this Agreement.

2.2
Manufacturing Facility.  Subject to Sections 2.5 and 2.6 below, the API shall be manufactured by Manufacturer at the Manufacturing Facility, it being agreed, that in addition to the manufacture of API at TevaTech at Neot Chovav, TAPI agrees to take reasonably commercial steps to expedite the commencement of manufacturing of the API at Plantex in Netanya, as a backup manufacturing site.  Manufacturer shall be solely responsible for (i) all scheduling related to the Manufacturing Facility; (ii) the operation of the Manufacturing Facility; and (iii) that the Manufacturing Facility and all equipment used in the Manufacturing Process shall be operated and maintained in such manner and condition as to enable Manufacturer to manufacture the API in compliance with cGMP, Applicable Law and in conformance with the Drug Master File.

2.3	Scale Up.

2.3.1
TAPI shall use reasonable efforts to ensure the scale up of the Manufacturing Facility at TevaTech at TAPI’s own expense, in order to increase its API output capacity to enable TAPI to meet Chiasma’s requirements in accordance with the Rolling Forecasts provided by Chiasma pursuant to this Agreement, up to a maximum capacity of [***] kg (two hundred kilograms) of API per annum, in lots of approximately [***] kg each but not less than [***]kg each, during a period of [***] commencing on 1 January 2016 (the “Scale Up Period”).

2.3.2
TAPI shall keep Chiasma reasonably informed and updated on a monthly basis regarding the progress of the said scale up.  Without derogating from the foregoing, the relevant representatives of TAPI and Chiasma shall hold regular meetings (whether by teleconference or in person), at least every [***] weeks or as otherwise requested by Chiasma, to discuss the progress of such scale up and the supply of API during the Scale Up Period and thereafter.

2.3.3
If notwithstanding such reasonable efforts by TAPI, TAPI is unable to complete the scale up of the said Manufacturing Facility within the Scale Up Period as stated above, then TAPI shall be entitled to complete such scale up during an additional period of up to [***] months thereafter (the “Buffer Period”).  During the Buffer Period, TAPI shall ensure that API is supplied to Chiasma pursuant to Binding Purchase Orders placed by Chiasma in accordance with the First Rolling Forecast, provided that the quantities of API ordered by Chiasma do not exceed the manufacturing capacity of the said Manufacturing Facility at the relevant time (without the full scale up pursuant to this Section).

2.3.4
Without derogating from Section 2.14.2 below, during the Buffer Period and/or prior thereto if it becomes apparent that TAPI will not complete such scale up by the end of the Buffer Period, Chiasma shall be entitled to order Alternative Material (as set forth in Section 2.14.2 below) from any third party to the extent that the quantities of API required by Chiasma exceed the manufacturing capacity of the Manufacturing Facility as aforesaid and/or to the extent of the shortfall in the supply of API by TAPI as provided in Section 2.14.2 below, and the Minimum Annual Purchase Requirements shall be reduced accordingly.  Notwithstanding the foregoing, Chiasma agrees to purchase all quantities of API manufactured by the Manufacturer during the Scale up Period and Buffer Period pursuant to Chiasma’s purchase orders.

2.3.5
In the event that TAPI fails to complete such scale up (in lots of at least [***] each) by the end of the Buffer Period, the Minimum Annual Purchase Requirements shall terminate automatically with effect from the date of expiry of the Buffer Period and Chiasma shall be free to order API from TAPI in whatever quantities it decides, in its sole discretion, within the then current manufacturing capacity of the Manufacturing Facility.  The foregoing shall not affect the First Rolling Forecast and Chiasma’s purchase commitment pursuant to Binding Purchase Orders and the Binding Annual Forecast as of the date of termination.

2.4
TAPI confirms that the scale up pursuant to Section 2.3 above is designed and planned in a manner that shall enable a subsequent further scale up of the Manufacturing Facility in Tevatech, whereby the API output capacity shall be increased to an annual capacity of [***] of API, in lots of approximately [***] each, which may involve an additional investment by TAPI.  Such subsequent scale up and increase of the API output capacity of the Manufacturing Facility shall be implemented pursuant and subject to terms and conditions to be mutually agreed by the Parties in writing.

2.5	Change Of Location Of Manufacturing Facility Or Use Of Additional Facility.

TAPI shall not change the location of the Manufacturing Facility or use any additional facility for the manufacture of the API supplied to Chiasma under this Agreement, unless (i) TAPI shall have completed all the necessary activities for the operation and validation and approval (if such approval is required by the relevant Regulatory Authorities) of such new location or additional facility (as applicable); (ii) TAPI has provided Chiasma at least [***] days prior written notice from the date of completion of the activities referred to in (i) above, in order to enable Chiasma to undertake the necessary activities and procedures for obtaining the required approvals for Finished Product manufactured with API from the new location or additional facility, as applicable, and (iii) TAPI shall ensure that during such [***] day period API is manufactured at the current (approved) Manufacturing Facility and delivered to Chiasma in accordance with the Purchase Orders placed by Chiasma in accordance with the applicable Binding Annual Forecast.  Prior to the end of such [***] day period, Chiasma shall notify TAPI in writing of any quantities of API to be manufactured at the current Manufacturing Facility in excess of the Binding Annual Forecast and which are reasonably required by Chiasma to ensure that there is no interruption in the API supply from TAPI to Chiasma until the necessary approvals of the new location or additional facility are obtained by Chiasma.  Chiasma shall be obligated to perform reasonably commercial efforts to obtain such approvals as soon as possible.

TAPI shall co-operate with and assist Chiasma in connection with the said approval process.  Without derogating from the foregoing, TAPI shall facilitate, and co-operate with Chiasma with respect to any quality assurance and/or regulatory impact assessment of the new location or additional facility, as the case may be, to be conducted by or on behalf of Chiasma.

2.6
Subcontracting.  Except as specified in the DMF, TAPI shall not subcontract or otherwise delegate any of its obligations under this Agreement to any subcontractor or other third party, without the prior written notification to Chiasma.  TAPI shall ensure that all subcontractors approved by Chiasma as aforesaid (each, an “Approved Subcontractor”):  shall (a) be subject to a written nondisclosure agreement containing terms substantially similar to the terms of the NDA (which may be entered into directly between the Approved Subcontractor and Chiasma, should Chiasma so request); (b) uphold all Applicable Law; and (c) grant Chiasma rights with respect to such Approved Subcontractors that are substantially similar to the access, inspection and audit rights granted to Chiasma under this Agreement, subject to coordination with TAPI.  TAPI shall be responsible for such Approved Subcontractors.

2.7
Hazardous Materials.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste (if any) generated in connection with the manufacture of the API shall be the responsibility of Manufacturer.  Without limiting other legally applicable requirements, Manufacturer shall prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.

2.8
Health And Safety Procedures.  Manufacturer shall be solely responsible for implementing and maintaining health and safety procedures for the manufacture of the API and for the handling of any materials or waste used in or generated in the manufacture of the API.

2.9	Materials And Equipment.

2.9.1
Raw Materials Inventory.  Unless the Parties otherwise agree, Manufacturer shall purchase all Raw Materials to be used by Manufacturer in the manufacture of the API, in accordance with the relevant Raw Materials specifications.  Manufacturer shall be responsible for performing all necessary tests, in accordance with the applicable Regulatory Authority’s standards and regulations and Applicable Law, in order to verify that the Raw Materials are suitable and fit for the manufacture of the API in accordance with this Agreement.  Manufacturer shall ensure that at all times throughout the Term, it shall maintain adequate stocks of Raw Materials so as to enable it to fulfill all orders placed by Chiasma in accordance with its forecasting obligations under Section 2.11 below.

2.9.2
Protection Of Api, Work In Progress.  Manufacturer shall at all times take such measures as are reasonably required in accordance with industry standards to protect the API and any work in process from risk of loss or damage at all stages of the Manufacturing Process and until delivery to Chiasma pursuant to this Agreement.  TAPI shall ensure that the API is free and clear of any liens or encumbrances.

2.9.3
Equipment.  Manufacturer shall have all equipment necessary to manufacture the API under this Agreement and shall maintain such equipment in a state of repair and operating efficiency consistent with the requirements of cGMP and Applicable Law.

2.10	Quality Assurance; Quality Control; Regulatory Matters; Audits.

2.10.1	Quality Agreement. Responsibility for quality assurance and quality control of the API shall be governed by the terms of the Quality Agreement.

2.10.2
Regulatory Authorities; Assistance.  Chiasma shall be responsible for handling all complaints and communications with Regulatory Authorities with respect to the Finished Product containing API supplied by TAPI pursuant to this Agreement.  TAPI shall provide Chiasma with any assistance required by Chiasma which would be considered appropriate in view of the relevant Regulatory Authority standards in connection with adverse events or effects and complaints relating to the API supplied by TAPI pursuant to this Agreement.

2.10.3
Permits.  TAPI shall obtain and maintain and/or shall ensure that the Manufacturer obtains and maintains in good order and shall remain in compliance with, at its sole cost and expense, all current regulatory and governmental permits (including health, safety and environmental permits), approvals, licenses and registrations required by Regulatory Authorities for the Manufacturing Facility, the manufacture of the API and in order for it to perform its other obligations hereunder.  TAPI shall promptly provide Chiasma upon its request with copies of the open or accessible parts of the DMF for the API and all changes thereto and a letter of authorization permitting Chiasma to refer to the DMF in applications to applicable Regulatory Authorities and Chiasma shall have the right to use any and all information contained in such parts of the DMF as aforesaid (and any changes thereto, if applicable).

2.10.4
Marketing Authorizations.  Chiasma will be responsible for obtaining, at its own expense, all Marketing Authorizations, and Chiasma shall be the sole owner thereof.  TAPI will assist Chiasma in obtaining such approvals and permits by providing documentation and additional data and information to the extent requested and available, without any additional charge to Chiasma.  Without derogating from any obligations of Chiasma under this Agreement (including under Section 13.5 below regarding Chiasma’s sale of all rights and title in and to the Finished Product), Chiasma shall be entitled to sell or otherwise transfer in any manner the Marketing Authorizations directly or indirectly to an entity at its sole discretion.

2.10.5
Access Rights.  Chiasma and its licensees (as applicable) shall be permitted to send its or their representatives or agents to inspect the Manufacturing Facility, in accordance with the Quality Agreement, without the need to have additional confidentiality agreements signed by such representative or agents, provided that Chiasma shall ensure such representatives or agents adhere to the confidentiality obligations pursuant to this Agreement, and shall be liable for any breach thereof.  Such inspections shall be limited to [***] per calendar year other than any audits for cause, and [***] participants in each visit.  Manufacturer shall make Manufacturer’s employees and other personnel involved in the performance of Manufacturer’s duties hereunder reasonably available to Chiasma and/or its licensees (as applicable) for such audit purposes.

2.10.6
Inspections And Audits By Regulatory Authority.  Manufacturer will permit a Regulatory Authority to perform inspections and audits at the Manufacturing Facility to ensure compliance with cGMP standards and any other Applicable Law.  TAPI will inform Chiasma of the results of any such inspection and provide Chiasma with a copy of any report, document or other written communication received from or provided to such Regulatory Authority, if applicable to the API, or the facilities used to manufacture, test or warehouse the API supplied to Chiasma.  In the event that any Regulatory Authority shall determine, as a result of an audit or inspection, that Manufacturer is not in compliance with cGMP and/or any Applicable Law with respect to the manufacture of the API, Manufacturer shall, at its expense, use its best efforts to cure such non-compliance promptly.  In the event that Manufacturer is unable to manufacture and supply API as aforesaid for a period of [***] days due to the action of a Regulatory Authority, then, without limiting any rights or remedies to which Chiasma may be entitled under this Agreement or by Applicable Law, Chiasma may terminate any pending Purchase Orders under this Agreement immediately upon written notice to TAPI.  During the first such [***] days of inability to manufacture and supply API, the provisions of section 2.14 will apply, mutatis mutandis.

2.11	Forecasts

2.11.1
[***]-Year Forecast.  A non-binding forecast of Chiasma’s API requirements over the first [***] years from 1 January 2016 in the Lead Region is specified in Exhibit G attached hereto (the “Long Term Forecast”).

2.11.2	Rolling Forecasts.

(a)
The first [***] months (specified on a quarterly basis) of the Long Term Forecast shall be the “First Rolling Forecast”, the first [***] months of which shall be binding on the Parties (such first [***]-month binding forecast, the “First Binding [***] Month Forecast”).  The last [***] months of the First Rolling Forecast are not binding.  By the end of March 2016 and during the last month of each calendar quarter thereafter throughout the Term, Chiasma shall provide TAPI with a [***] month rolling forecast (on a Quarterly basis) of its API requirements for the [***] months period starting at the beginning of the Quarter following the Quarter in which the forecast is provided (each, a “Rolling Forecast”).  For example, the second Rolling Forecast specifying Chiasma’s API requirements for the [***] months period starting 1 April 2016 will be provided in March of 2016 and so forth.  In no event shall a Rolling Forecast require the manufacture of and/or delivery of API by TAPI in excess of the Quarterly quantity of [***], Should Chiasma require more than [***]kg of API in a calendar quarter, the Parties shall discuss in good faith the required measures to be taken.

Within [***] business days of receipt of each Rolling Forecast (other than the First Rolling Forecast), TAPI shall provide Chiasma with written confirmation of receipt of such Rolling Forecast and TAPI shall notify Chiasma in writing of its acceptance or rejection of such Rolling Forecast no later than [***] days of receipt thereof.  In the case of a rejection, TAPI’s notice of rejection shall be accompanied by a proposal by TAPI with respect to changes to such Rolling Forecast which would be acceptable to TAPI and the Parties shall endeavor, in good faith, to reach agreement with respect thereto.  The failure by TAPI to respond to such Rolling Forecast as stated above (i.e. acceptance or rejection) shall be deemed acceptance thereof by TAPI, provided that TAPI shall have notified Chiasma of receipt of the Rolling Forecast as aforesaid.

(b)
The first [***] months covered by each Rolling Forecast (provided that the First Binding [***] Month Forecast shall remain binding) shall be binding on the Parties (each, a “Binding Annual Forecast”).  The last [***] months of each Rolling Forecast are non-binding, provided, however, that the quantities in months [***] of a Rolling Forecast shall not deviate (whether increase or decrease) by more than [***] in the applicable period of the following Rolling Forecasts.  For example (the numbers in red represent allowed changes):

[***]

2.12	Orders.

2.12.1
Chiasma shall be obligated to place firm purchase orders (“Purchase Orders”) for the quantities of API set forth in the First Binding [***] Month Forecast and all subsequent Binding Annual Forecasts, as applicable, provided to TAPI.  Purchase Orders shall reference this Agreement and specify the API, quantities, prices, delivery destination and required delivery dates, which shall in each case be at least [***] days from the date of placing the Purchase Order, except as otherwise specifically and expressly agreed to in writing by TAPI (“Lead Time”).  Deviations (whether increases or decreases) of up to [***] shall be permitted between the quantities of API set forth in any particular Quarter of the Binding Annual Forecast (excluding the first Quarter of any Rolling Forecast submitted) and the quantities set forth in the Purchase Order applicable to such quarter (“Permitted Variations”).  No deviations shall be permitted after submission of the Purchase Orders.

2.12.2
Purchase Orders shall be subject to confirmation and acceptance by TAPI, to be provided in writing within [***] business days after the receipt by TAPI of such Purchase Order.  TAPI shall be obligated to accept all Purchase Orders for quantities of API which are in accordance with the quantities set forth in the First Binding [***] Month Forecast and the relevant Binding Annual Forecast and the Permitted Variations (which, for clarification do not apply to the First Binding [***] Month Forecast), as applicable.  Rejection by TAPI of such Purchase Orders without providing an alternative schedule of supply acceptable to Chiasma shall be considered to be Supply Failure (as defined in Section 2.14.2 below) and the provisions of Section 2.14 below shall apply mutatis mutandis.  Without derogating from the foregoing, TAPI shall use commercially reasonable efforts to accept and fulfill Purchase Orders for quantities of API which exceed the quantities set forth in the in the First Binding [***] Month Forecast and Binding Annual Forecast and the Permitted Variations, as applicable, provided such additional supply shall not affect TAPI’s ability to fulfill subsequent supplies according to the Rolling Forecasts.

2.12.3
TAPI shall supply the quantities set forth in every Purchase Order placed by Chiasma pursuant to this Agreement that has been accepted (“Binding Purchase Order”), within the specified delivery date (subject to the Lead Time) set forth therein.

2.13	Delivery, title and risk of loss.

TAPI shall deliver the API to Chiasma or its designee(s), in accordance with the Binding Purchase Orders placed by Chiasma, the Shipping Guidelines and Applicable Law.  All API shall be packaged and stored in such a manner as to ensure that such API is maintained at specified environmental conditions in accordance with the Specifications.  Each delivery of API shall be made DAP (Incoterms® 2010) the location designated by Chiasma in US, Israel or EU, unless otherwise agreed by the Parties in writing.  Chiasma shall receive title to the API, and the risk of loss shall pass to Chiasma at the time of delivery of the API in accordance with the DAP (Incoterms ® 2010) terms.  In the event that Chiasma orders quantities of less than [***] of API per shipment, such shipment will incur an additional shipping cost of $[***].

2.14	Delays; Failure To Perform.

2.14.1
TAPI shall promptly inform Chiasma in writing if it has reason to believe that it will be unable to deliver any API ordered by Chiasma hereunder (in whole or in part) by the confirmed delivery date or any other Deliverables, and/or of any delay in meeting the confirmed delivery dates by more than [***] days (as the case may be) together with an estimate of actual delivery dates of the particular Deliverables.  In the event of TAPI’s inability to deliver at least [***]% of the API ordered by Chiasma under Binding Purchase Orders or a delay in delivering any API or other Deliverables under Binding Purchase Orders by more than [***] days (including due to Force Majeure), the Parties shall determine a reasonable course of action, including revised timelines, to be taken by TAPI to rectify the matter as soon as possible.  Notwithstanding the above, TAPI shall use reasonable efforts to make up as soon as possible for any shortfall (of more than [***]%) of the ordered quantity under a Binding Purchase Order.

2.14.2
Should TAPI fail to remedy such inability or delay within such revised timelines, then, to the extent of TAPI’s shortfall, and unless such inability or delay either is excused by Force Majeure pursuant to Section 12 below, or has been caused solely by Chiasma (such uncured inability to supply or delay by TAPI as aforesaid, a “Supply Failure”):  (a) Chiasma shall be entitled, at its sole discretion, to cancel the applicable Binding Purchase Order(s) for API placed by it hereunder with respect to the quantities that TAPI could not deliver; and (b) for so long as TAPI’s inability persists, Chiasma shall be entitled, notwithstanding the provisions of Section 2.1 above, to purchase Alternative Material, for the quantities that TAPI could not deliver from any third party, until such time as TAPI is able to resume supply of the API, which shall be notified by TAPI to Chiasma in writing.  The foregoing shall not affect any orders for API placed by Chiasma with any such third party, which have not as yet been delivered prior to receipt by Chiasma of such written notification by TAPI.

2.14.3
Any quantities of Alternative Material purchased by Chiasma pursuant to this Section 2.14 above (including all orders for API placed by Chiasma as referred to in 2.14.2 above) shall be deemed to have been purchased from TAPI for the purpose of determining compliance by Chiasma with its Annual Binding Forecasts or, with the First Binding [***] Month Forecast- if occurring during the Scale Up Period.

2.14.4
If in any calendar year during the Term, TAPI has not fulfilled 100% of the ordered quantities under the Binding Purchase Order issued in that calendar year, then, Chiasma shall be entitled, notwithstanding the provisions of Section 2.1 above, to purchase from any third party Alternative Material, for such quantities that TAPI could not deliver and such quantities shall, in addition to and without limiting from Section 2.14.3 above, be deemed to have been purchased from TAPI for the purpose of determining compliance by Chiasma with its Annual Binding Forecasts for that same calendar year.

2.14.5
In the event that a Supply Failure occurs on [***] occasions in any period of [***] starting from 1 April 2018, in each case as a result of a different root causes, then, without derogating from the provisions of Section 2.14.2 above, the Minimum Annual Purchase Requirements shall be reduced by [***] for the remainder of the Term of this Agreement.

2.14.6
Without derogating from the foregoing, in the event that a Supply Failure occurs on [***] (occasions) starting from 1 April 2018 in any period of [***], in each case as a result of a different root causes, then such Supply Failure shall constitute a material breach of this Agreement, Chiasma shall be entitled to terminate this Agreement in accordance with Section 7.2 below.

2.15	Acceptance Of Shipments; Non-Conformance.

2.15.1
Unless otherwise instructed by Chiasma in writing, TAPI will in all cases provide to Chiasma a Certificate of Analysis, Certificate of Compliance (if not included within the Certificate of Analysis), and all other documents reasonably required for effecting the shipment on or before the delivery time for each Batch of API ordered hereunder.

2.15.2
Within [***] days following actual receipt of any Batch of API by or on behalf of Chiasma, at the location nominated by Chiasma, Chiasma shall visually inspect or have visually inspected each Batch of API for damage, defects or shortage, and shall have the right to give TAPI notice of rejection of any Non-Complying Product according to such visual inspection.  Chiasma may also, at any time within [***] days following actual receipt of any Batch of API by or on behalf of Chiasma, give TAPI notice of rejection of any Non-Complying Product according to any further analysis or inspection for conformance with Specifications performed on samples of the API by or on behalf of Chiasma.

2.15.3
Upon receipt of any notice of rejection from Chiasma as aforesaid, TAPI shall conduct an internal investigation.  Failure by Chiasma to give notice of rejection within the timelines set forth in Section 2.15.2 above shall constitute acceptance by it of the shipment to which the notice of rejection would have otherwise applied, except in the event of latent defects which are not detectable by means of either of the above inspections, which render the API not conforming as provided herein (“Latent Defects”), which shall be notified to TAPI within a reasonable time after Chiasma becomes aware that such API is a Non-Complying Product, but in no event later than the end of Retest Period of the API.

2.15.4
In the event of any disagreement between TAPI and Chiasma as to whether any API is a Non-Complying Product, the Parties shall use good faith efforts to reach an amicable resolution of such disagreement.  In the event that a resolution cannot be reached, and upon the request of either Party, an independent third party laboratory or expert with expertise and experience in the relevant field (the “Expert”) shall be appointed by the Parties to resolve the disagreement.  The Expert shall act as an expert and not as an arbitrator.  The Parties shall assist each other and provide all reasonably required information and execute documents reasonably required by such Expert to enable it to determine whether the API is conforming.  The decision of the Expert shall be binding on the Parties and non-appealable, and the costs of such Expert shall be borne by the Party hereunder determined by the Expert to be the non-prevailing Party in such disagreement.

2.15.5
Any API determined to be a Non-Complying Product pursuant to this Section 2.15 above shall be returned by Chiasma to TAPI or discarded (at TAPI’s election), at TAPI’s expense, and shall be replaced by TAPI and delivered to the facility of Chiasma or its designee at no extra charge to Chiasma.

2.15.6
In the event TAPI cannot replace such returned API, it shall refund to Chiasma the amount paid therefor.  TAPI will not be entitled to any fees or costs for any API determined to be a Non-Complying Product in accordance with this Section 2.15, it being agreed that Chiasma shall only be obligated to make payment for replacement API that is conforming under this Agreement.

2.15.7
Moreover, in the event that any API is a Non-Complying Product, the Parties shall meet to discuss, evaluate and analyze the reasons for and implications of any failure by TAPI to deliver conforming API and shall decide upon an appropriate course of action.  Without derogating from the aforegoing, Chiasma may at any time prior to the Expert’s decision, request that TAPI provide it with API in place of the Non-Complying Product.  TAPI shall fulfill such request for the replacement API as soon as practicable, subject to Chiasma issuing an applicable Purchase Order for such replacement.

2.15.8
In the event that TAPI delivers Non-Complying Products (excluding if such Non-Complying Products is a result of Latent Defects) on [***] occasions in any period of [***], in each case as a result of a different root cause, such delivery of Non-Complying Products shall constitute a material breach of this Agreement by TAPI and Chiasma shall be entitled to terminate this Agreement in accordance with Section 7.2 below.

2.15.9
Without derogating from Chiasma’s rights pursuant to Section 2.14.2 and Section 2.15.8 above, TAPI’s obligation to replace Non-Complying Products, shall be Chiasma’s sole remedies for Non-Complying Products.

2.16	Recalls.

In the event Chiasma shall be required to recall any Finished Product because such Finished Product may violate Applicable Law or the applicable specifications (including the Specifications), or in the event that Chiasma elects to institute a voluntary recall, Chiasma shall be responsible for coordinating such recall.  Chiasma promptly shall notify TAPI if any Finished Product is the subject of a recall and provide TAPI with a copy of all documents relating to such recall.  TAPI shall cooperate with Chiasma in connection with any recall and Chiasma shall be responsible for all of the costs and expenses of such recall.

2.17	Delay or failure to obtain marketing authorization.

In the event that Chiasma does not obtain a Marketing Authorization from the FDA by 30 April 2016, Chiasma shall promptly notify TAPI thereof in writing.  Within [***] days after such notification, Chiasma shall be entitled, in its sole discretion, by written notice to TAPI (the “Suspension Notice”), to require the suspension of all obligations of the Parties under this Agreement with respect to the purchase, manufacture and supply (as applicable) of API (including TAPI’s obligations under Section 2.3 herein) until written notification by Chiasma to TAPI that it has received Marketing Authorization from the FDA or the EMA (the “Marketing Authorization Approval Notice”).  In such event of providing a Suspension Notice, the following shall apply:

2.17.1
subject to Section 2.17.2 below, with effect from the date of delivery of the Suspension Notice to TAPI as aforesaid (the “Suspension Date”) (i) the First Rolling Forecast (including, the First Binding [***] Month Forecast) shall be cancelled; and (ii) all purchase and supply obligations of the Parties (including the Minimum Annual Purchase Requirements and all obligations of Chiasma to deliver Rolling Forecasts) shall be suspended until delivery to TAPI of the Marketing Authorization Approval Notice;

2.17.2	all pending Binding Purchase Orders as of the date of the Suspension Notice, including the Purchase Orders attached hereto as Exhibit H, shall remain binding on the Parties;

2.17.3	Chiasma shall make payment to TAPI as follows:

(a)
Chiasma shall pay TAPI for the API supplied by TAPI to Chiasma pursuant to the Purchase Orders specified in Section 2.17.2 above in accordance with Section 4 below at the price that would have been applicable had the Marketing Authorization been granted by the FDA by 30 April 2016;

(b)	within [***] days from the Suspension Date, Chiasma shall pay TAPI a one-time payment in an amount equal to US$ [***], as consideration for the services and costs incurred by TAPI.

(c)
Subject to payment by Chiasma to TAPI pursuant to Subsections 2.17.3 (a) and (b) above, and in the event that Chiasma shall provide TAPI a Marketing Authorization Approval Notice, then Chiasma shall resume purchase of the API from TAPI and the prices for future quantities of the API purchased by Chiasma shall be the prices set forth in Exhibit C under the column titled “Discounted API Price”.  The Discounted API Price will apply for all quantities of API ordered by Chiasma until the total discount value (calculated by subtracting the amount that would have been paid by Chiasma per the “API Price Post Scale Up Period”, as provided in Exhibit C and the amount paid by Chiasma per the “Discounted API Price”) will equal an amount of US$ [***].  Thereafter, the API price will be the price set forth in Exhibit C under the column titled “API Price Post Scale Up Period”.

The above payments by Chiasma shall be made against a valid tax invoice from TAPI.  Such payments by Chiasma shall constitute TAPI’s sole remedy in the event that Chiasma does not obtain a Marketing Authorization from the FDA and Chiasma exercises its rights under this Section 2.17 above.

2.18	API Resale

Chaisma and its Affiliates are prohibited from reselling or otherwise transferring all or any portion of API that is not used in the manufacture of Finished Products to any other person or entity, either directly or indirectly, including through its contract manufacturers or other third parties, without prior written permission of TAPI.

2.19	Chiasma’s Reporting Requirements

No later than [***] days from the end of each calendar year, Chiasma will provide TAPI a report of its annual consumption in manufacturing of the Finished Product for each Region for the previous calendar year, the Minimum Annual Purchase Requirements for that year and the quantities ordered from TAPI for that year

3.	RETENTION OF SAMPLES; CHANGE ORDER

3.1
Retention of Samples.  TAPI shall submit samples of API to Chiasma in accordance with Exhibit D hereto, upon Chiasma’s written request, at no additional cost to Chiasma, except as otherwise provided in Exhibit D.

3.2
Change Order.  If Chiasma wishes to change the scope of a Binding Purchase Order prior to its delivery, or to have TAPI modify the Specifications or perform other tasks or activities not initially covered by this Agreement, Chiasma shall notify TAPI to such effect and TAPI shall submit to Chiasma a written cost estimate (including, in the case of a reduction in scope - for Raw Materials already used) or a new delivery timeline (including, in the case of an increase of scope).  No such request shall be binding unless and until it has been agreed to in a Change Order signed by both Chiasma and TAPI.  In addition, any modifications required by any Regulatory Authority and/or requested by TAPI shall be made in accordance with the above procedure, subject to Chiasma’s agreement as to such modifications, including the timelines and terms under which such modifications shall be implemented, which agreement shall not be withheld unreasonably.  Without derogating from any right or remedy to which Chiasma may be entitled, if any such modifications, additional services, deliverables, tasks, activities or repeat work are required due to Manufacturer’s fault, negligence or breach of its obligations hereunder, TAPI shall promptly perform same in accordance with the terms of this Agreement and subject to Chiasma’s prior written consent, at TAPI’s full cost, risk and expense.

4.	CONSIDERATION; PAYMENT; TAPI AUDIT RIGHTS

4.1	Fees and Costs.

In consideration for delivery of the API and the other Deliverables provided by TAPI hereunder, Chiasma shall pay TAPI the fees and prices set forth in the Exhibit C attached hereto.  All amounts payable to TAPI as aforesaid are inclusive of all taxes, excluding value added tax (if applicable).

The consideration as set forth herein constitutes the only consideration payable to TAPI by Chiasma for performance by TAPI of its obligations under this Agreement, and Chiasma shall not be liable for any additional payments without Chiasma’s prior written consent thereto.

4.2	Invoices; Payment.

TAPI shall provide Chiasma with a detailed invoice in accordance with each Binding Purchase Order, which invoice shall set forth the API delivered.  Except as otherwise provided in this Agreement and unless otherwise agreed by the Parties in writing, each TAPI invoice shall be payable within [***] days after the end of the month in which the invoice is received by Chiasma.  The fees and charges due hereunder shall be payable in U.S. Dollars unless otherwise agreed by Parties.  All payments due from Chiasma hereunder shall be paid by wire transfer to TAPI’s bank account, the details of which are notified to Chiasma.  Should Chiasma notify TAPI that it disputes or challenges any or all amounts in an invoice, the Parties shall enter into discussions in good faith in order to reach an amicable resolution of the dispute.  Any disputes that cannot be resolved amicably shall be resolved in accordance with the provisions of Section 10 below.  Amounts not paid after a grace period of [***] days from due date of payment shall accrue interest calculated from the due date of payment until the date of actual payment thereof at the rate of [***] plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis.  Subject to Section 13.4, no deductions of any kind from any payment becoming due to TAPI may be made in the absence of an official credit memorandum from TAPI authorizing the deduction.

4.3	TAPI Audit Rights

Chiasma shall keep full and true books of account and other records in accordance with generally accepted accounting principles in the Region so that details of Chiasma’s total annual requirements of Octreotide acetate may be properly ascertained.

Chiasma agrees, on not less than a [***] day written notice from TAPI and not more than once in each calendar year during the term of this Agreement, to permit an independent certified public accounting firm or other financial industry expert selected by TAPI, at TAPI’s expense to have access, at a time convenient to Chiasma, to such books of account and other pertinent records as may be reasonably necessary to verify compliance of Chiasma’s Minimum Annual Purchase Requirements pursuant to this Agreement.  Such records shall include, but not be limited to Chiasma’s total purchases from all sources of API for the manufacture of the Finished Product during the reviewed period.  This right shall survive termination of this Agreement for [***] years.  The accounting firm shall disclose to TAPI only whether the Minimum Annual Purchase Requirements have been met, and if not met, the amount of any discrepancy.  In the event that a discrepancy of more than [***] will be ascertained by the auditing firm, Chiasma shall bear the costs of the audit, shall immediately place Orders for the shortfall quantities, and the Price of such quantities shall be the price of the API as invoiced in the applicable year + [***].  No other information shall be provided to TAPI.  TAPI shall treat all information subject to review under this Section 4.3 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Chiasma obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.	OWNERSHIP OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

5.1
Pre-Existing IP.  Each Party shall continue to own or to retain the rights in the Intellectual Property and Confidential Information owned or licensed by such Party prior to and as of the Effective Date, or acquired by such Party or developed by such Party independently of this Agreement during the Term.

5.2	Ownership by Chiasma - Chiasma Inventions; License to Manufacturer.

Without derogating from Section 5.1 above, the Parties agree that all inventions, discoveries, designs, procedures, methods, processes, know-how, and any improvements relating thereto, whether patentable or not, (collectively, “Inventions”):  (i) relating directly to Confidential Information or Intellectual Property of Chiasma, which are made, developed, or discovered by or on behalf of TAPI and/or the Manufacturer (including, by any Approved Sub-contractor), as a result of the performance of its obligations under this Agreement, and/or (ii) that TAPI and/or the Manufacturer (including, by any Approved Sub-contractor) was specifically required by Chiasma to design or develop for Chiasma under a separate agreement (collectively, “Chiasma Inventions”); and all related Intellectual Property, shall be and remain the exclusive property of Chiasma and all works of authorship, if applicable, shall be deemed “works-made-for-hire”.

TAPI shall promptly disclose in writing to Chiasma any Chiasma Inventions.  TAPI shall assign and shall cause its Affiliates, employees, subcontractors, agents or anyone acting on its behalf to assign any and all right, title and interest in any Chiasma Inventions and related Intellectual Property to Chiasma, at no cost to Chiasma, including by executing any documents or instruments that may be required by Chiasma.

Chiasma shall be free to use any Chiasma Invention and related Intellectual Property as it sees fit.

Chiasma hereby grants to Manufacturer during the term of this Agreement, a fully paid, non-exclusive, limited license to use any and all Chiasma Inventions owned by Chiasma as aforesaid, to the extent necessary and solely for the limited purpose of enabling Manufacturer to perform its obligations under this Agreement.  All Chiasma Inventions owned by Chiasma as aforesaid shall be deemed to be Confidential Information of Chiasma for the purposes of this Agreement and the NDA.

5.3	Ownership by Manufacturer — Records, Inventions; License to Chiasma.

All Records developed or generated by or on behalf of Manufacturer in the performance of this Agreement shall be and remain the exclusive property of Manufacturer.

Without derogating from Section 5.1 above, the Parties agree that any Inventions (other than Chiasma Inventions) (i) made, developed or discovered solely by or on behalf of Manufacturer (including, by an Approved Subcontractor) that relate to Manufacturer’s activities and/or its products (including the API), formulation, analysis and/or the manufacturing process of active pharmaceutical ingredients (including the Manufacturing Process), or (ii) relating directly to Confidential Information or Intellectual Property of Manufacturer, which are made, developed, or discovered by or on behalf of Chiasma (collectively, “Manufacturer Inventions”) and all related Intellectual Property, shall be and remain the exclusive property of Manufacturer.  All Manufacturer Inventions shall be deemed to be Confidential Information of Manufacturer for the purposes of this Agreement and the NDA.

Chiasma shall promptly disclose in writing to TAPI any Manufacturer Inventions created under (ii) above.  Chiasma shall assign and shall cause its employees, subcontractors, agents or anyone acting on its behalf to assign any and all right, title and interest in any such Manufacturer Inventions and related Intellectual Property to Manufacturer, at no cost to Manufacturer, including by executing any documents or instruments that may be required by Manufacturer.

Each of TAPI and Manufacturer hereby grants to Chiasma, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up, sublicensable license to use any and all such Records and Manufacturer Inventions owned by TAPI and/or Manufacturer as aforesaid, solely in connection with the use by Chiasma of the API supplied to Chiasma under this Agreement and/or the development, manufacture, use, marketing, sale, and distribution of the Finished Product.

5.4
No Other Licenses.  Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed as:  (i) granting Manufacturer any ownership, license or other rights, express or implied, in or to any Confidential Information and Intellectual Property of Chiasma and/or any Chiasma Inventions; or (ii) granting Chiasma any ownership, license or other rights, express or implied, in or to any Confidential Information and Intellectual Property of Manufacturer and/or any Manufacturer Inventions.

6.	CONFIDENTIALITY

The Parties agree that any confidential and/or proprietary information of a Party or its Affiliates disclosed to the other Party or its Affiliates and/or their employees hereunder in any form, whether oral, written or otherwise, and the terms and conditions of this Agreement will be deemed to be “Confidential Information” for the purpose of the CDA and the terms and conditions of the CDA shall apply thereto as if the relevant disclosing party and receiving party have been an original parties of the CDA, provided that in the case of any oral disclosures, a written summary thereof is provided to the receiving Party within [***] days of such disclosure.  For the avoidance of doubt, the terms and conditions of the CDA shall continue to be of full force and effect during the term of and shall survive the termination of this Agreement for any reason for a period of [***] years.

Without derogating from the provisions of the CDA, it is agreed that either Party shall be entitled to disclose Confidential Information of the other Party for the purposes of obtaining approvals from any Regulatory Authority as contemplated in this Agreement subject to the provision of prior notice to the other Party, in the fulfillment of the requirements of applicable securities laws and/or any stock exchange, for the implementation of this Agreement and/or the exercise of any rights or obligations of such Party hereunder, subject to the provisions of the CDA.  In addition, Chiasma shall be entitled to disclose the terms of this Agreement to potential investors, acquirers, licensees and/or collaborators under appropriate non-disclosure agreements.

7.	TERM; TERMINATION

7.1
Term.  This Agreement shall enter into effect on the Effective Date and shall continue with respect to each Region, respectively, until the [***] anniversary of the first Launch Date in such Region (the “Region Term”), and shall expire and have no further force or effect upon the expiry of the last Region Term, unless terminated earlier pursuant to this Section 7 below (the “Term”).

7.2	Termination by Chiasma.

In the event that a Supply Failure occurs as provided in Section 2.14.5 above or TAPI delivers Non-Complying Products as provided in Section 2.15.8 above, respectively, then Chiasma shall be entitled to terminate this Agreement by providing [***] days prior written notice to TAPI.

7.3	Termination by Either Party; Termination by Manufacturer.

Termination by either Party for Cause.  Either Party may terminate this Agreement by serving a written notice to that effect on the other Party:  (i) in accordance with Section 12 below; (ii) if the other Party commits a material breach of this Agreement, and such breach is not cured within [***] days after receipt by the breaching Party of a written notice from the non-breaching Party in respect of such breach, or such additional time reasonably necessary to cure such breach, which in no event shall be more than [***] days after receipt by the breaching Party of written notice of breach, provided that the breaching Party can demonstrate that it is making commercially reasonable efforts to cure such breach; or (iii) if a Party shall become bankrupt or insolvent, or file a petition for winding-up or liquidation or for the appointment of a receiver over its assets, or a substantial part thereof, or shall make an assignment for the benefit of creditors, provided that such petition or appointment shall not be withdrawn, dismissed or vacated, as the case may be, within [***] days after the filing or appointment, if applicable.

7.4	Payment Upon Termination.

Upon termination of this Agreement in accordance with Section 7.2 or 7.3 above, Chiasma shall pay TAPI any outstanding undisputed fees and charges for the API and other Deliverables delivered in accordance with this Agreement, until the effective date of termination, against an invoice provided to Chiasma in accordance with Section 4.2 above, or as otherwise agreed to in writing by the Parties, and shall pay TAPI for all Purchase Orders placed by Chiasma in accordance with the relevant Binding Annual Forecast for the period of [***] months following the effective date of termination and supplied by TAPI pursuant to Section 7.5 below, against an invoice provided to Chiasma in accordance with Section 4.2 above.

7.5	Tapi’s Duties Upon Termination.

TAPI shall, upon receipt of a termination notice from Chiasma pursuant to this Section 7, promptly cease performance of its obligations under this Agreement, except as expressly provided in this Section 7.5 below.

TAPI shall complete the preparation of any Batch that is in the process of being prepared or runs in process and manufacture and supply API to Chiasma pursuant to all Purchase Orders placed by Chiasma in accordance with the relevant Binding Annual Forecast for the period of [***] months following the effective date of termination, in which event the Agreement shall continue in full force and effect with respect to such Purchase Orders.

7.6
Return of Materials; Confidential Information.  Upon termination of this Agreement, and subject to any obligations of Manufacturer to retain any documents pursuant to this Agreement, and following a Party’s written request, the other Party shall promptly deliver to the requesting Party all Confidential Information of the requesting Party, and all copies or other manifestations thereof, regardless of the method of storage or retrieval, or, at requesting Party’s election, shall destroy any of the aforegoing as instructed in writing, and shall provide requesting Party with written certification of its compliance with such instructions, at requesting Party’s cost.

7.7
Termination of Licenses.  Except where otherwise necessary pursuant to Section 7.5 above, all licenses granted hereunder shall immediately terminate and be of no further force and effect upon termination of this Agreement for any reason.

7.8
Survival.  The termination of this Agreement for any reason shall not relieve a Party of any of its respective obligations which shall have accrued prior to such termination.  Without derogating from the aforegoing, the provisions of Sections 2.10.2, 2.10.5, 2.10.6, 4, 5, 6, 7.4 through this 7.8, 9, 10, 11, and 13 to this Agreement, as well as the provisions of the Quality Agreement and the CDA, shall survive termination of this Agreement.

8.	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

8.1	Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

8.1.1	it has the full right and authority to enter into this Agreement and to perform its obligations hereunder; and

8.1.2
neither the execution nor the performance of this Agreement, will result in the violation of statute, regulation or judicial decree, or cause such Party to breach any contractual commitment by which it is bound; and

8.1.3	this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

8.2	Tapi Representations and Warranties.

8.2.1	TAPI represents and warrants to Chiasma that:

(a)
all API shall (i) be manufactured in compliance with cGMP, the Specifications, the Drug Master File and Applicable Law; (ii) be packaged and stored in accordance with the Specifications, Applicable Law and other requirements set out in the Quality Agreement; (iii) be shipped in accordance with the Shipping Guidelines and Quality Agreement; (iv) upon delivery be free from defects in material and workmanship; and the API is not adulterated or misbranded under the U.S. Federal Food, Drug and Cosmetic Act; and

(b)
TAPI has not received any notice or claim alleging that the manufacture of the API infringes or misappropriates any intellectual property right of any third party.  TAPI shall promptly notify Chiasma upon becoming aware of any such notice or claim; and

(c)
it owns (directly or indirectly, or its Affiliates own) and/or controls the Manufacturing Facility, it has all the necessary permits and licenses to operate the Manufacturing Facility and that the Manufacturing Facility shall be maintained in accordance with cGMP and in such condition as will allow Manufacturer to manufacture the API in compliance with cGMP and the other requirements set out in Section 8.2.1(a) above; and

(d)
it has the experience, capability, qualifications, equipment, resources, registrations, approvals and appropriately qualified personnel necessary for the performance of its obligations under this Agreement (including, the technical requirements and timelines set out therein); and

(e)
to the best of TAPI’s knowledge, the performance of its obligations under this Agreement does not and shall not conflict with any applicable law or regulation which apply to Manufacturer and/or its employees.

8.2.2
Except as specifically set forth in this Agreement, TAPI makes no express or implied warranties, statutory or otherwise, concerning the deliverables or the API.  Without limiting the generality of the foregoing, TAPI makes no implied warranty of merchantability or fitness for a particular purpose regarding the API and/or other deliverables.

8.3	Tapi covenants.

TAPI covenants to Chiasma as follows:

8.3.1	it will perform its obligations under this Agreement in accordance with Applicable Law; and

8.3.2	it will perform its obligations hereunder in a professional manner and in accordance with high standards of care and diligence consistent with industry practices; and

8.3.3
it shall exercise due care with respect to safety as is necessary in connection with the performance of its obligations hereunder and as is otherwise reasonable and customary for companies engaged in operations similar to those of Manufacturer; and

8.3.4
Chiasma Confidential Information and Intellectual Property of Chiasma will be used solely to perform the Manufacturer’s obligations under this Agreement, and that neither it nor its Approved Subcontractors will use any of the aforegoing for any other purpose.

8.4	Chiasma Representations and Warranties.

Except to the extent that any of the following are the obligations of Manufacturer, Chiasma represents and warrants to TAPI that (a) Chiasma has the right, power and authority to grant Manufacturer the license set forth in Section 5.2 above; (b) it or its Affiliates directly or indirectly owns and/or controls all necessary Marketing Authorizations and title to all Intellectual Property related to the Finished Product and the Chiasma Property; and (c) it has the capability, expertise and resources to perform its obligations under this Agreement.

Except as specifically set forth in this Section 8.4, Chiasma makes no other warranties express or implied or representations with respect to the API or otherwise.

8.5	Chiasma Covenants.

Chiasma covenants to TAPI that it shall comply with Applicable Law in the performance of its obligations hereunder and in handling, marketing and selling of Finished Product.

9.	INDEMNIFICATION; INSURANCE; LIMITATION ON LIABILITY

9.1	Indemnification by Chiasma.

Chiasma shall indemnify, defend and hold harmless Manufacturer, and Manufacturer’s directors, officers, employees and agents from and against any and all claims, losses, liabilities, lawsuits, proceedings, costs and expenses, including reasonable attorneys’ fees, asserted or filed by a third party, (collectively, “Liabilities”) to the extent arising out of or in connection with:

9.1.1	any breach by Chiasma of any covenant, representation, warranty or obligation hereunder; or

9.1.2	the violation by Chiasma of Applicable Law; or

9.1.3	Chiasma’s negligence or willful misconduct in the performance of this Agreement; or

9.1.4	Personal or bodily injury (including death) or property damage arising out of any use, distribution or sale by or on behalf of Chiasma of the API and/or the Finished Product;

9.1.5
the storage, handling, manufacture, license, use, marketing, advertising, promotion, distribution or sale of the Finished Product by Chiasma or its Affiliates, sublicensees, distributors or agents in the Regions, including, but not limited to, liabilities for product liability and returned goods.

9.1.6
any actual or alleged infringement (whether direct, contributory or induced) or violation of any patent, trade secret or proprietary rights of any third party, arising out of Chiasma’s or its Affiliates’ and each of their respective officers, directors, agents and employees’ manufacturing, importing, registering, storing, distributing, marketing or selling the Finished Product and/or the API, and in respect of the API, excluding Liabilities caused by TAPI’s gross negligence or willful misconduct.

9.2	Indemnification by Tapi.

TAPI shall indemnify, defend and hold harmless Chiasma and Chiasma’s Affiliates, and its and their directors, officers, employees and agents from and against any and all Liabilities to the extent arising out of or in connection with:

9.2.1	any breach by Manufacturer or any party acting on its behalf (including any Approved Subcontractor) of any covenant, representation, warranty or obligation hereunder; or

9.2.2	the violation by Manufacturer of Applicable Law; or

9.2.3
any negligence or willful misconduct of Manufacturer, or any party acting on its behalf (including any Approved Subcontractor), in performing any obligations of Manufacturer hereunder.  provided such Liabilities are not related, directly or indirectly, to the use of the API manufactured and delivered in accordance with this Agreement.

9.3	Indemnification Procedures.

9.3.1
In the event that a Party seeks indemnification (an “Indemnified Party”) under the terms of this Section 9, it shall provide written notice (the “Claim Notice”) to the indemnifying Party (an “Indemnifying Party”) of the claim, lawsuit or other action (a “Claim”) against the Indemnified Party as soon as reasonably practicable after it receives notice thereof, and shall permit the Indemnifying Party, at the Indemnifying Party’s election and cost, to assume the direction and control of the defense of the Claim.

9.3.2
The Indemnified Party’s failure to notify the Indemnifying Party as set out in Section 9.3.1 above or to take all action reasonably requested by the Indemnifying Party, will not relieve the Indemnifying Party of its obligations under this Section 9, unless and to the extent the Indemnifying Party is prejudiced thereby.

9.3.3
After delivery of such Claim Notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Claim, then the Indemnifying Party shall be entitled, if it so elects:  (a) to take control of the defense and investigation of such Claim; (b) to employ and engage attorneys of its own choice to handle and defend the Claim, at the Indemnifying Party’s cost, risk and expense, unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (in such an event, the Indemnified Party shall bear all costs and expenses incurred by it in connection with the defense of such a Claim); and (c) to compromise or settle such Claim, which compromise or settlement shall not adversely affect the Indemnified Party’s rights under this Agreement or impose any obligations on the Indemnified Party in addition to those set forth herein, or require an admission of liability or wrongdoing by the Indemnified Party without obtaining the prior written consent of such Indemnified Party.  If the Indemnifying Party assumes the defense of a Claim, then it shall not have indemnification obligations with respect to any settlement of any Claim by the Indemnified Party without the prior written consent of the Indemnifying Party.  In addition, the Indemnified Party shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim covered by this indemnification, including upon reasonable notice, by having any of its employees, officers, directors, agents and other representatives testify when necessary, and on reasonable notice making available to the Indemnifying Party as necessary all relevant records, specimens, samples and other information in its possession.  The Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of the defense, compromise or settlement of the Claim.  If the Indemnifying Party assumes the defense of the Indemnified Party as set forth above, the Indemnified Party shall have the right, but not the obligation, to be represented by independent counsel of its own selection, provided that such independent counsel and the cost thereof shall be at Indemnified Party’s sole expense.

9.3.4
If the Indemnifying Party fails to assume the defense of such Claim within [***] calendar days after receipt of the Claim Notice, the Indemnified Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, provided that any settlement or consent judgment shall be subject to the prior written consent of the Indemnifying Party, which shall not be withheld or delayed unreasonably.  In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  Subject to the terms herein, the Indemnifying Party shall be liable for any settlement of any Claim, for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Liabilities by reason of such settlement or judgment, subject to the terms of this Section 9 above.

9.4	Insurance.

9.4.1	During the term of this Agreement and an extended reporting period of [***] years thereafter, Chiasma shall obtain and maintain the following insurance coverage:

Type of Coverage          Amount (US Dollars)

(a)	Commercial General Liability Insurance

(excluding products liability coverage)          $[***] per occurrence

(b)	Umbrella Coverage

(excluding products liability coverage)          $[***] per occurrence

(c)
Clinical Trial Insurance, as per the requirements of the local law, covering personal injury to a research subject arising out of the clinical trial which is the subject of this Agreement, with limits of liability of not less than US$[***] per occurrence and in the aggregate for the trial.  TAPI shall be included as Additional Insured under the said policy as well as all other parties who involves in the performance of the Trial.  This policy shall be in force until the trial ends and should include an extended reporting period as required by local law or per requirement of local Ethics Committee approving the clinical trial, but not less than [***] years thereafter (unless such insurance is not commercially available).  The policy shall apply retroactively from the beginning of the Trial.

9.4.2
Notwithstanding the foregoing, in the event that the API is used for any purpose other than for clinical trials, Chiasma shall, obtain and maintain an appropriate insurance coverage for products liability (for the commercial use, sale or distribution of the Finished Product) for the Agreement Period and if this policy is written on a Claims Made Basis - for additional period of at least [***] years from its termination date, with a minimum limit of liability of $[***] per occurrence and in the aggregate per annual period of $[***], or higher as shall be reasonable and customary in the biopharmaceutical industry for its activities.

9.4.3
Chiasma shall name TAPI as an additional insured on the insurance specified above with respect to claims arising in connection the clinical trial or marketing covered under the relevant policies.  Chiasma will provide evidence to TAPI of such insurance.  Chiasma will provide written notice of non-renewal, material modification or cancellation of the above insurance policies.

9.4.4
“TAPI” for the purpose of the above policies should include Teva API Inc., Teva API By, Teva Pharmaceutical Industries Ltd., Assia Chemical Industries Ltd., Plantex Ltd., Novetide Ltd. and any other TAPI Affiliate which shall be notified in writing to Chiasma.

9.4.5
All the above insurance policies shall be primary to any Insurance carried by TAPI.  For clarity, none of the above insurance obligations will reduce TAPI’s obligations, in accordance with this Agreement and in accordance with any law.

All the above insurance policies shall be neither cancelled nor restricted unless [***] days’ prior written notice is delivered to TAPI by registered mail.

9.5	Limitation of Liability

SAVE FOR ANY LIABILITY FOR BREACH OF SECTIONS 5 (Ownership of Intellectual Property and Proprietary Rights), 6 (Confidentiality), AND 8.3.4 (TAPI’s covenants) ABOVE, AND EXCEPT FOR ANY LIABILITY UNDER SECTIONS 9.1 (Indemnification By Chiasma) OR 9.2 (Indemnification by TAPI) ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE), FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY LOSS OR DAMAGE TO BUSINESS EARNINGS, LOST PROFITS OR GOODWILL, SUFFERED BY ANY PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.	DISPUTES; ARBITRATION

10.1
Except as provided in Section 10.5 below, or in Section 2.15 above with respect to disputes regarding Non-Complying Products, all disputes, controversies or claims arising out of or relating to the operation or interpretation of this Agreement shall be resolved by arbitration in accordance with the International Rules of the American Arbitration Association before an arbitrator appointed by mutual agreement of the Parties, and failing such agreement within [***] days, the arbitration shall be appointed by the American Arbitration Association.  Any award rendered by the arbitrator shall be in writing, final and binding upon the Parties and judgment upon any such award may be entered in any court having jurisdiction in respect thereof.  The arbitration shall be conducted in the English language in New York, NY, U.S.A.

10.2
The arbitrator shall not be bound by the rules of evidence, but be bound to apply the substantive law of the State of New York, U.S.A., and shall be required to give reasons for his/her decision, and except for the purposes of judicial enforcement of an award, the arbitration shall be confidential.

10.3	The arbitrator shall be empowered to grant any and all relief that he or she may deem appropriate, including injunctive, interlocutory or other interim relief.

10.4	The arbitrator shall award attorneys’ fees and other costs of the arbitration, including the fees and expenses of the arbitrator, to the prevailing Party, as determined by the arbitrator.

10.5
Notwithstanding the aforegoing, each of the Parties shall be entitled to apply, pending arbitration, to the competent state and/or federal courts located in New York, NY, U.S.A, or the competent courts located in Tel Aviv-Jaffa, Israel for orders and preliminary or permanent injunctive relief, without bond, to restrain any actual or threatened conduct in violation of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by the laws of the New York, NY, U.S.A., without regard to the principles of conflicts of laws that may direct that the laws of another jurisdiction apply.

12.	FORCE MAJEURE

Notwithstanding anything to the contrary contained herein, neither Party shall be liable for any failure or delay on its part in performing any of its obligations under this Agreement, or for any loss, damage, costs, charges and expenses incurred or suffered by the other Party by reason thereof, if such failure or delay results from and/or arises out of Force Majeure conditions and provided that the Party claiming Force Majeure shall:  (i) use its commercially reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed or cease to exist; and (ii) shall give notice in writing to the other Party without undue delay after such circumstance has occurred.  Upon such notification, the Parties shall agree upon a reasonable extension of the time for performance, not to exceed an extension equal to the period the Force Majeure condition continues to exist.  If an event or condition constituting Force Majeure shall continue for more than [***] days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable, including, if applicable, the implementation of an agreed upon action plan to transfer the manufacture of the API to a manufacturing facility of one of TAPI’s Affiliates or another manufacturing plan.

13.	MISCELLANEOUS

13.1
Use of Name.  Neither Party shall use the other Party’s name in any marketing, advertising, press release or other promotional literature or any other publicity without the other Party’s prior written consent which shall not be withheld unreasonably, all except for any mention in any applications to any Governmental Authority for regulatory approval, or in the fulfillment of any duty owed to any competent authority (including a duty to make regulatory filings and/or reports) or, in the case of Chiasma, in the presentation of its activities to potential investors, potential business partners and/or collaborators, subject to applicable confidentiality agreements.

13.2
Debarment.  Manufacturer has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, including 21 U.S.C.  Section 335a, or under any other Applicable Law or by any other Regulatory Authority.  If at any time during the term of this Agreement Manufacturer:  (a) becomes debarred as aforesaid; or (b) receives notice of action or threat of action with respect to its debarment, Manufacturer shall notify Chiasma thereof in writing immediately.  In the event that Manufacturer becomes debarred as set forth above, this Agreement shall automatically terminate upon receipt of such notice without any further action or notice.  In the event that Manufacturer receives notice of action as set forth in subsection (b) above, Chiasma shall have the right to terminate this Agreement with immediate effect.

13.3
Non-Solicitation.  During the term of this Agreement and for a period of [***] thereafter, regardless of the reason for such termination, neither Party shall, directly or indirectly, without the prior written consent of the other Party, solicit or hire, as an employee any person employed by the other Party.

13.4
Taxes.  Each Party shall have the sole responsibility for the payment of all taxes and duties imposed upon it by all Governmental Authorities, as they pertain to its duties, obligations and performance under this Agreement.  Without derogating from the aforegoing, if Chiasma is required by Applicable Law to make any tax deduction, tax withholding or similar payment from any amount paid or payable by Chiasma on account of income tax, tax on profit or any other taxes of a similar nature imposed on TAPI, then Chiasma shall deduct the said withholding tax from the payments referred to above, as prescribed by applicable law or at the reduced rate specified in any certificate (if any) furnished to Chiasma by TAPI under any applicable double taxation treaty, and pay such tax to the proper taxation authority, unless TAPI provides Chiasma with evidence of an exemption from the payment of such withholding tax.  Chiasma will deliver to TAPI a statement including the amount of tax withheld and justification therefor, and such other information as may reasonably be necessary for tax credit purposes, and will take all reasonable steps reasonably requested by TAPI and reasonably co-operate with TAPI to assist TAPI in seeking repayment or refund of such withheld taxes.  In such event, the Parties shall discuss in good faith and agree upon the required adjustment of the Fees to reflect the sharing of any additional tax burden between them and if the Parties fail to reach an agreement as aforesaid, TAPI shall be entitled to terminate this Agreement by giving Chiasma [***] months’ written notice of termination, during which [***] month period, TAPI shall continue to supply Chiasma with API in accordance with orders by Chiasma and the additional tax burden shall be shared between the Parties equally, provided that during the last [***] months of such period the Minimum Annual Purchase Requirements shall not apply.

13.5
Assignment.  Neither Party may assign this Agreement and the rights and obligations hereunder, without the prior written consent of the other Party, which shall not be unreasonably withheld.  Notwithstanding the aforesaid, either Party may assign this Agreement, upon written notice to the other Party, at its sole discretion and without the prior written consent of the other Party, (i) to an entity that consolidates or merges with or buys all or substantially all of its assets; (ii) to an entity that is an Affiliate; or (iii) with respect to an assignment by Chiasma, to an entity that (a) has received an exclusive license from Chiasma to commercialize the Finished Product; or (b) has acquired from Chiasma all rights and title in and to the Finished Product; or (iv) with respect to an assignment by TAPI, to an entity that has acquired from TAPI all rights and title in and to the API - provided in all cases specified above, that the assignee assumes all responsibilities and obligations of the assigning Party under this Agreement vis-a-vis the other Party.

13.6
Waivers.  No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement.  No failure by any Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

13.7
Entire Agreement; Integration.  This Agreement (including the Exhibits hereto) sets forth the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior discussions, agreements and understandings between the Parties relating to the subject matter hereof including the Agreement dated 26 December 2012 between the Parties.  In the event of any conflict, discrepancy or inconsistency between the terms set forth herein or the terms set forth or referred to in the Quality Agreement, the terms set forth in this Agreement shall control absent a clear indication to the contrary in writing by the Parties, and except with respect to quality issues, which shall be governed by the Quality Agreement.

13.8
Modification.  No modification or amendment to this Agreement (including the Exhibits hereto) shall be effective unless set out in a written document signed by the Parties.  Each purchase order for API shall be governed exclusively by the terms and conditions contained herein.

13.9
Construction.  Whenever the context may require, the singular form of names and pronouns shall include the plural and vice-versa.  The section and subsection headings are included solely for the convenience of the Parties and shall not be used in the interpretation of this Agreement.  No rule of construction shall apply to this Agreement that construes any language, whether ambiguous, unclear or otherwise, in favor of or against any Party based on the Party that drafted such language.

13.10
Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified.  The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

13.11
Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts transmitted by mail, facsimile or by electronic mail in PDF format) and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

13.12
Relationship Between Parties.  Manufacturer’s relationship with Chiasma shall be that of an independent contractor.  No persons engaged by Manufacturer shall be considered under the provisions of this Agreement or otherwise as an employee of Chiasma.  Nothing contained in this Agreement shall create or imply the creation of a partnership or joint venture between Chiasma and Manufacturer and neither Party shall have any authority (actual or apparent) to bind the other.

13.13
Notices.  All notices, requests, consents and other communications (“Notices”) hereunder to either Party shall be made in writing (whether or not specifically required herein) and deemed to be sufficient if contained in a written instrument delivered:  (i) in person or by courier; (ii) duly sent by first class registered or certified mail, postage prepaid; or (iii) by facsimile or e-mail transmission (with written confirmation of receipt, provided that in the event that any notice of termination is sent by electronic mail, such notice shall also be sent in any other manner set out herein).  All Notices shall be addressed to such Party at the address set forth below or such other address as may hereafter be designated in accordance with the provisions of this Section 13.13.  All Notices shall be deemed to have been received on:  (a) the day of delivery, if delivered in person or by courier; (b) [***] days after being mailed by certified or registered mail (for the purposes of proving such service, it being sufficient to prove that such Notice was properly addressed and posted); or (c) the next Business Day after receipt of confirmation of transmission, if sent by facsimile or e-mail transmission.

If to Chiasma:

Chiasma Inc.
Attention:  General Counsel
60 Wells Ave.
Suite#102
Newton
MA 02459, USA

Facsimile:  +972 2 571 58 86
Email:  tara.mccarthy@chiasmapharma.com

Copy to:  Chiasma (Israel) Ltd
Attn:  Chaime Orlev
10 Hartom St
Jerusalem 91450
POB 45182,
Israel
Fax:  +972 2 571 58 86
Email:  Chaime@chiasmapharma.com

If to TAPI:

Teva API, Inc.
Attention TAPI Inc. President,
400 Chestnut Ridge Rd.
Woodcliff, NJ 07677 USA
Facsimile:  201-307-6909
Email:  kerri.McCullough@tevapharma.com

Copy to:  Teva Pharmaceutical Industries Ltd. API Division
Attn:  Nir Koyfman
5 Basel St
Petach Tikva
POB 3190
Israel

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective of the date first set forth above.

TEVA API, INC.	CHIASMA, INC.

/s/ Kerri Wood	/s/ Mark Leuchtenberger
SIGNATURE	SIGNATURE

Kerri Wood	Mark Leuchtenberger
NAME	NAME

VP, Head of Global TAPI Sales & President, Teva API Inc.	President & CEO
TITLE	TITLE

January 6, 2015	December 31, 2015
DATE	DATE

/s/ Kirk Tsahalis
SIGNATURE	SIGNATURE

Kirk Tsahalis
NAME	NAME

Associate Director, Sales & Marketing
TITLE	TITLE

January 7, 2016
DATE	DATE

List of Exhibits
Exhibit A:	API description
Exhibit B:	CDA
Exhibit C:	API price
Exhibit D:	Samples of API
Exhibit E:	Quality Agreement
Exhibit F:	Shipping Guidelines
Exhibit G:	Long Term Forecast
Exhibit H:	Purchase Orders – 2016

EXHIBIT A

API Description

Octreotide acetate, as per the following specifications:

EXHIBIT B

CDA

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

Made and entered on this 01 day of April. 2008, by and between Chiasma (Israel) Ltd., 9 company registered under the laws of the State of Israel (and any subsidiaries or parent or affiliated companies thereof) of 5 Ha’Marpe St., Har Hotzvim, Jerusalem, Israel

and

Novetide Lid., a company registered under the laws or the State of Israel of P.O. Box 10140 Haifa Bay, Israel

Whereas the Parties wish to investigate each other’s business and/or products and or technology solely for the purpose of evaluating potential cooperation and or a business relationship between the Parties (the “Permitted Purpose”):  and

Whereas each the Parties will need to be exposed to Confidential Information (as defined below) of the other Party.

NOW THEREFORE. each of the Parties hereby declares, represents. warrants and undertakes towards the other Part as follows.

As used herein the term “Disclosing Pam” shall refer to each of the Parties respectively, and any parent or subsidiaries thereof with respect to any Confidential Information, us defined helms, which such party has disclosed, and the term “Receiving Party”, shall refer to each of the Parties respectively. with respect to any Confidential Information, as defined below.  Which has been disclosed thereto.  The Disclosing Party and the Receiving Party shall be referred to collectively as the “Parties” and each a “Party”.

1.
Confidential information.  The term “Confidential Information” shall mean any and all information and/or knowledge and/or data, including without limitation, technical, technological, scientific, commercial and/or financial information, whether written, oral, visual, electronic or otherwise in any medium of expression, whether or not marked “Confidential”, regarding or which is related to the Disclosing party, its business, products, technology, operations and/or activities, including without limitation:

(a)
inventions, discoveries, developments, improvements, patents, trademarks, copyrights, know-how, design rights, or other forms of protection of industrial and/or intellectual property, whether registered, non-registered or in the process of application, designs, drawings, photographs, models, computer programs, computer codes, specifications, research and development plans, formulae, formulations, methods, experimental works, prototypes, samples, processes, procedures, techniques, protocols and data; and

(b)
actual or planned business, development, production, marketing and sale methods, plans and strategies, trade secrets, professional secrets, actual or planned transactions and/or negotiations, business opportunities, prices and pricing methods, employee and managerial training methods and instruction, salaries and employment conditions, details and lists of suppliers, customers, distributors, agents, employees, strategic or business partners and/or services providers, sources, costs, quality control methods, private, municipal and governmental leases, contracts and relationships with business partners or collaborators, licensing and concession agreements, legal and other claims or suits, records, accounting and financial data; and

(c)
any other private, confidential and proprietary information relating to any line of business of the Disclosing Party and/or any related entity, whether in Israel or abroad, and any confidential and/or proprietary information of third parties in the possession of the Disclosing Party.

The term, “Confidential Information” shall also include all copies, summaries, notes, memoranda, analyses, compilations, studies and other documents and records prepared by or for the Receiving Party, to the extent they contain, reflect or are generated by, or based upon, in whole or in part, any Confidential Information.

The obligation of confidentiality hereunder shall not apply in any portion of Confidential Information which the Receiving Party can prove:  (i) is now, or hereafter becomes, generally known to the public, through no act or omission of the Receiving Party, anyone acting on its behalf or of any third party owing an obligation of confidentiality and/or non-use towards the Disclosing Party; provided, however, that the information shall not be regarded as generally known if:  (1) the general principle is generally known to the public, but the particular idea is not itself public knowledge, in the public domain or so known, or (2) individual components of the information relating to the idea are generally known to the public, but the particular compilation of information is not generally known to the public; or (ii) was lawfully and rightfully received by the Receiving Party without restriction as to its use or disclosure, from a third parry having a legal right to transmit the same and that is not bound in a confidential relationship with the Disclosing Party or any third party; or (iii) was already in the Receiving Party’s lawful possession without restrictions as to its use or disclosure, at the time such information was disclosed by the Disclosing Party to the Receiving Party.

2.	The Receiving Party’s Obligations

The Receiving Party hereby undertakes towards the Disclosing Party as follows:

2.1
The Receiving Party shall maintain the Confidential Information in strict and absolute confidence at all times.  The Receiving Party shall not, directly or indirectly, in writing or otherwise, disclose, expose, transfer, use, communicate, disseminate, publish, make available or in any manner reveal, divulge or describe the Confidential Informer ion, in whole or in part, to any person or entity, except as may be expressly authorized in advance in writing by the Disclosing Party or except as may be required to any of the Receiving Party’s employees, officers, directors, advisors, all strictly on a “need-to-know” basis for the Permitted Purpose, and without derogating from the Receiving Party’s responsibility for its employees, representatives and anyone acting on its behalf, only after (i) the Receiving Parry has advised each such employee or anyone acting on its behalf, before s/he receives access to Confidential information of the confidential nature of the Confidential Information and of his/her obligations under this Agreement; and (ii) any such party to whom the Confidential Information is intended to be disclosed has executed a confidentiality undertaking in writing on substantially equivalent terms to this Agreement, eliminating however further disclosures.

The Receiving Party shall take all necessary measures and precautions to safeguard the Confidential Information including. at least those steps that it takes to protect its own information of a proprietary and or confidential nature, but no less than a reasonable degree of care. In the event of loss of the Confidential Information or the disclosure of any part thereof by the Receiving Party or anyone acting on its behalf, or its coming to the knowledge of any other party, the Receiving Party undertakes, immediately upon becoming aware of the foregoing, to give immediate written notice thereof to the Disclosing Party.

2.2
The Receiving Party shall use the Confidential Information only and safety to the Permitted Purpose and shall not, directly or indirectly, use the Confidential Information for any other purpose whatsoever, nor derive any benefit therefrom.  Any, benefit derived from or relating to the Confidential Information shall belong solely to the Disclosing Party.

2.3
The Receiving Party shall not, nor suffer or permit any third party to, analyze, decompile, disassemble, reverse engineer (or the like), any tangible product, material or media which constitutes, contains, records or in any way documents or embodies Confidential Information, and shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership or confidentiality from any material that contains or embodies Confidential Information.

2.4
The Receiving Party shall be responsible towards the Disclosing Party for any disclosure or misuse of Confidential information which results from a failure to comply with this Agreement of it, its employees (including, without limitation, employees, who subsequent to the disclosure of Confidential Information hereunder, become former employees), officers, directors, owners, or any other persons acting on behalf of the Receiving Party.

2.5
Notwithstanding the above, the Receiving Party may disclose Confidential Information pursuant to an order of a court of competent jurisdiction or as required by law; provided, however, that (i) the Receiving Party provides the Disclosing Party with adequate prior written notice of such legal requirement and with the opportunity to oppose or limit the disclosure of any such Confidential Information or to seek such protective order(s) or the like as may be available in order to protect the confidentiality of the Confidential Information; and (ii) such disclosure is made only to the limited extent and solely to the recipient legally required.

3.
No license.  The Receiving party acknowledges and recognizes that all Confidential Information made available to, received by, or generated by the Receiving Party, and all right, title and interest therein and thereto, is and shall remain, at all times, the sole and exclusive property of the Disclosing Party, and the Disclosing Party is the sole and exclusive owner and proprietor or the Confidential Information.  This agreement and the furnishing of any Confidential Information hereunder does not constitute and shall not be construed or deemed as granting the Receiving Party, by implication or otherwise, any license, benefit or other right to such Confidential Information and/or to any invention, patent or patent application or trade secrets, now or hereafter owned or controlled by the Disclosing Party.

4.
Return of Material.  The Receiving Party shall, upon first written demand by the Disclosing Party, or immediately-upon the termination of the Permitted Purpose, the earlier to occur (i) immediately cease examining and/or using the Confidential Information; and (ii) within [***] days return to the Disclosing Party all documents, materials and samples containing, comprising or embodying the Confidential Information without retaining any copies or samples thereof such that no Confidential Information shall remain with the Receiving Party; and (iii) upon request of the Disclosing Party, certify in writing that it has complied with the obligations set forth in this Section 4.  The delivery to the Disclosing Party of Confidential Information pursuant to this Section 4 shall not derogate from the confidentiality obligations under this Agreement.

5.	Disclaimers

5.1
The Receiving Party acknowledges that the Disclosing Party makes no express or implied representation or warranty as to the accuracy, completeness or performance of the Confidential Information, which is provided “AS IS”.  The Receiving Party acknowledges that the Confidential Information may still be under development or me be incomplete, and that such information may relate to products or technologies which are under development or are planned for development.  Furthermore, the Receiving Party acknowledges and confirms that the Disclosing Party makes no representation, warranty, assurance, guarantee and/or inducement, express or implied, regarding the merchantability or fitness for a particular purpose, or that the use of the Confidential Information will not infringe any trademarks, patents, copyrights, or any other third party rights.  Neither the Disclosing Party nor any of its officers, directors or employees shall have any liability whatsoever with respect to the use of or reliance upon the Confidential Information by the Receiving Party.

5.2
This Agreement does not create an agency, employment, partnership or other business relationship between the Parties, and imposes no obligation on either Party to enter into any business relationship whatsoever with the other Puny.

5.3	This Agreement does not create an obligation on the part of the Disclosing Party to disclose any information or Confidential Information.

6.
Term and survival.  The obligations and undertakings set forth herein are not limited in time and shall survive the termination or abandonment of any discussions or negotiations and/or cooperation and/or any relationship (all if any) between the Parties, or any other event, and shall remain in full force and effect.

For the avoidance of any doubt, the Receiving Party shall in any event be subject to any patent and or trademark rights and/or any other industrial or intellectual property rights of the Disclosing Party.

7.
Equitable Relief.  The Receiving Party acknowledges that the Confidential Information is of a highly secret and confidential nature and that the provisions of this Agreement are necessary for the protection of the business and goodwill of the Disclosing Party and are considered by the Parties to be reasonable for such purpose.  The Receiving Party agrees and acknowledges that any violation or threatened violation of any of its obligations and undertakings contained in this Agreement will result in irreparable and continuing damage or harm to the Disclosing Party for which there will be no adequate remedy at law and that, in addition to any other remedies that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to obtain injunctive relief against the breach or threatened breach by the Receiving Party of this Agreement, without the necessity of proving actual damages and without derogating from the Disclosing Party’s right to additional remedies, including monetary damages.

8.	General

8.1
In the event a provision of this Agreement shall be determined to be invalid or unenforceable, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced, as if the Agreement did not contain the particular provision(s) held to be unenforceable.  In the event the scope and/or duration of one or more of the obligations hereunder exceeds and/or extends the scope and/or duration allowed by law, such obligation shall he deemed to be the maximum scope or duration allowed by law.

8.2
The failure by the Disclosing Party to require performance or to enforce any right shall in no manner affect the Disclosing Party’s right at a later time to enforce the same and in no way be construed in be a waiver of such right by the Disclosing Party.

8.3
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in writing and duly executed by both Parties and supersedes all other understandings or agreements, whether written or oral, between the Parties, with respect to such subject matter.

8.4
Neither Party may assign or otherwise transfer this Agreement (or any of its rights or obligations hereunder) to any third party without the prior written consent of the other Party; however, either Party may assign or transfer this Agreement in connection with a merger, acquisition, sale of substantially all its assets or other such corporate reorganization.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their successors and permitted assigns.

8.5
This Agreement, including without limitation, is validity, performance and breach, shall be governed by, and construed in accordance with, the laws of the State of Israel (other than its choice of law rules), and shall be subject to the sole and exclusive jurisdiction of the appropriate courts of competent jurisdiction of Tel Aviv, Israel, to the exclusion or any other courts and jurisdictions and any dispute or claim with respect herein shall be exclusively brought before the appropriate courts of Tel Aviv, Haifa, Israel.  Notwithstanding the foregoing, the Disclosing Party retains the right to institute proceedings including interlocutory and/or injunctive relief in any relevant territory.

8.6
This Agreement may be signed by the Parties in counterparts which may be by facsimile signature or scanned signature, each of which when executed and delivered by facsimile transmission, by electronic mail or by mail delivery, will be an original and all of which together will constitute one and the same agreement.

8.7	Each Party acknowledges that the other Party’s agreement to furnish it with Confidential Information is based on and is a result of its execution hereof.

IN WITNESS WHEREOF the Parties have entered into this Confidentiality and Non-Disclosure Agreement as of the dates written below:

/s/ Martin Burg		/s/ Avi Tovi
Chiasma (Israel) Ltd.		Novetide Ltd.

Name:	Martin Burg	Name:	Avi Tovi

Title:	VP Operations	Title:	CEO

Date:	April 2, 2008	Date:	April 2, 2008

EXHIBIT C

API Price

EXHIBIT D

SAMPLES OF API, Prices and Minimum Purchase Obligations

EXHIBIT E

Quality Agreement

API QUALITY AGREEMENT

This API Quality Agreement (“Quality Agreement”) is entered into this 26th day of December 2012 (“Effective Date”)

by and between

Novetide Ltd., a company, having offices at Deshanim Road, Kyriat Ata Israel and, Assia Chemical Industries Ltd., a company, having offices at 5 Basel Street, Petach-Tikva 49131 Israel, and manufacturing site at Ramat Hovav, Emek sara, Beer Sheva 84874 Israel.
(defined together as “Manufacturer”)

and

Chiasma Inc., a company having offices at 831 Beacon St. Suite #313, Newton Center, MA 02459, U.S.A. (“Customer”)

Manufacturer and Customer shall each be referred herein as a “Party” and when referred to jointly as the “Parties”.

WHEREAS, Manufacturer produces active pharmaceutical ingredients at its facilities;

WHEREAS, Manufacturer supplies to Customer, directly or through Manufacturer’s Affiliates, the active pharmaceutical ingredient/s defined in Appendix A attached hereto (“Product”) pursuant to purchase orders issued from time to time by Customer and accepted by Manufacturer subject to the terms and conditions of the Manufacturing and Supply Agreement between the Parties dated December 26, 2012 (“the Supply Agreement”);

WHEREAS, Manufacturer and Customer wish to define the individual responsibilities of the Parties as to the quality aspects of manufacturing and release of Product to ensure compliance with the approved Product application and/or Customer requirements.

WHEREAS, In order to do so, this Quality Agreement takes the form, in part, of a detailed listing of activities associated with manufacture, supply, production, analysis, and release of Product.  Unless otherwise indicated, responsibility for each activity is assigned to either Customer, Manufacturer, or is assigned to both Manufacturer and Customer, as indicated in the listing.

NOW, THEREFORE, in consideration of the Parties’ agreement to perform the activities provided in this Quality Agreement and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Manufacturer and Customer agree as provided in this Quality Agreement as follows:

1.	Effective Date
The Effective Date of this Quality Agreement shall be the date at first written above, provided that the Quality Agreement has been duly executed by both Parties (the “Effective Date”).

2.	Scope:
This Quality Agreement outlines the responsibilities of Manufacturer and Customer with respect to the quality assurance of the Product manufactured and/or supplied by Manufacturer to Customer (as specified in the Preamble of this Quality Agreement).

3.	Interpretation And Definitions

3.1	The preamble to this Quality Agreement forms an integral part hereof.

3.2	Clause headings in this Quality Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Quality Agreement.

3.3	All appendices to this Quality Agreement are attached hereto and incorporated herein by reference.

3.4
In this Quality Agreement, unless the contrary intention appears:  (a) the words “including” and “include” mean “including, but not limited to”:  (b) the singular includes the plural and vice versa; (c) a reference to a person or entity (including Manufacturer or Customer) includes a reference to the person’s executors, administrators, successors, substitutes and assigns;

3.5	In this Quality Agreement, the following expressions shall bear the meanings assigned to them below and cognate expressions shall bear corresponding meanings:

3.5.1
“Affiliates” − with regard to either Party, any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with such Party.  For such purpose the term “control” means the holding at least filly percent (50%) of the common voting stock or ordinary shares in, or the right to appoint more than fifty percent (50%) of the directors of, or the right to share more than fifty percent (50%) of the profits of, the said corporation, company, partnership, joint venture or entity.

4.	Other Agreements

This Quality Agreement shall be attached to the Supply Agreement and shall form an integral part thereof.  If there are any direct conflicts between the terms of this Quality Agreement and the Supply Agreement with respect to the quality assurance of the Product, this Quality Agreement shall prevail.

5.	Quality Responsibilities Table

The detailed listing of activities associated with manufacture, supply, production, analysis, and release of Product, specifying the binding respective individual responsibilities of the Parties is attached hereto as Appendix B.

6.	Product Specifications

6.1	Product specifications are listed in Appendix C.

6.2
Changes to the agreed upon specifications must be mutually agreed upon and communicated in writing between the Parties to this Quality Agreement, it being agreed that the approval of the relevant Party to any changes as aforesaid should not be withheld unreasonably.

7.	Amendments To The Quality Agreement

7.1	This Quality Agreement may be amended only by the written consent of both Parties.

7.2
The Parties agree to amend terms of this Quality Agreement that must be amended in order that the Product continues to meet regulatory requirements of applicable regulatory agencies, as may exist from time to time.

7.3
If an amendment to this Quality Agreement is proposed, the proposing Party will circulate the proposed amendment to the appropriate contact person at Manufacturer and Customer for review and internal approval.  The appropriate contact person at Manufacturer and Customer is listed in Appendix D (Contacts and Responsibilities).

8.	Term Of Quality Agreement

8.1
This Quality Agreement shall commence on the Effective Date and shall remain in effect for as long as the Manufacturer supplies Product to Customer unless the Quality Agreement is terminated earlier in accordance with the terms of this Quality Agreement.

8.2	This Quality Agreement shall terminate automatically upon the termination of the Supply Agreement.

9.	Use Of Third Parties

Manufacturer shall not allow a third party to manufacture, package, label, inspect, test and release Product unless Manufacturer has disclosed in writing to Customer the Manufacturer’s use of a third party and in what capacity to which the third party is used and such third party (other than an Affiliate of Manufacturer) has been pre-approved by Customer in writing.  If Manufacturer employs a third party to perform any or part of the manufacturing, packaging, labeling, inspection, testing, release and/or handling of Product that is supplied to Customer, Manufacturer shall assure that the third party has been fully qualified via the Manufacturer’s third party qualification process prior to performing such activity(ies).  Manufacturer shall, however, retain all obligations under this Quality Agreement whether or not a third party manufactures, packages, labels, inspects, tests, releases and/or handles Product.  If a third party is used by Manufacturer to manufacture, package, label, inspect, test, release and/or handle Products, Customer may, upon request, review records and documentation with respect to the services provided by such third party during an on-site visit and/or audit pursuant to the Right To Audit section of this Quality Agreement.  Customer agrees to treat such information as Confidential Information of Manufacturer and agrees not to contact any such Parties in connection with this Quality Agreement or the product without Manufacturer’s prior written consent.

10.	Reporting

10.1
Without derogating from the provisions of Appendix B and section 10.2 below, any material issues or unexpected events relating to the Project or the API, including the manufacture thereof, shall be reported by Manufacturer to Chiasma by telephone or e-mail, as promptly as possible.

10.2
Each Party shall use all reasonable efforts, within the timelines set out below, to inform the other Party of:  (i) any pending or threatened litigation, investigation, proceeding or action by any Regulatory Authority or other Governmental Authority, involving the API supplied to Chiasma, of which that Party becomes aware - within [***] Business Days of becoming aware thereof; and (ii) any API which was shipped to Chiasma, or or any component of such API is or may be defective or adulterated or otherwise deviates from the Specifications, within [***] Business Days of becoming aware thereof; and (iii) any safety problem, adverse event, or health care provider complaint, or any other event that would be considered significant by the normal operating standards of the industry and its governing bodies regarding the API, if applicable to the API supplied to Chiasma, within [***] Business Days of becoming aware thereof.

11.	Survival Of Regulatory Obligations

All regulatory obligations contained herein that are required of either Party or both Parties by an applicable Regulatory Authority shall survive termination of this Quality Agreement.

12.	Assignment

12.1
This Quality Agreement may not be assigned in whole or in part by either of the Parties hereto without the prior written consent of the non-assigning party hereto, which may not be unreasonably withheld.  Such consent may be conditioned upon the agreement of the assigning Party to remain primarily liable for performance of all obligations of the assignee.  Notwithstanding the above, (i) Manufacturer shall be entitled to assign, delegate, and/or subcontract its rights and obligations under this Quality Agreement, in whole or in part, to one or more of its Affiliates on prior written notice to Customer to the appropriate contact person indicated in Appendix D (Contacts and Responsibilities) provided that in the event of an assignment, such Affiliate/s assume/s the responsibilities and obligations of Manufacturer hereunder; and (ii) Customer shall be entitled to assign its rights and obligations under this Agreement, upon written notice to Manufacturer, at its sole discretion and without the prior written consent of Manufacturer, to an entity that:  (i) consolidates or merges with or buys all or substantially all of its assets; or (ii) is an Affiliate of Customer; and (iii) assumes the responsibilities and obligations of Customer hereunder.

12.2
In the event of an assignment, the assigning party shall continue to be bound by all preexisting obligations under this Quality Agreement, including all obligations of confidentiality and non-disclosure.

13.	Resolution Of Quality Issues

Quality related disagreements between Manufacturer and Customer that are not resolved in the normal course of business shall be brought to the attention of the appropriate contact person for notices at the Manufacturer and Customer, in writing, as listed in Appendix D (Contacts and Responsibilities).  If both Parties agree that a resolution of the disagreement is reasonably possible, then both Manufacturer and Customer shall agree to work jointly to develop a strategy for such resolution.  Manufacturer and Customer further agree to record such resolution in writing.

14.	Debarment

Manufacturer warrants and represents that it is not debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. 335[a] (the -Generic Drug Enforcement Act”) or under any other applicable law or by any other Regulatory Authority, and that it has not been convicted of a crime for which it could be debarred under the Generic Drug Enforcement Act or under any other applicable law or by any other Regulatory Authority.  In connection with the Product, the Manufacturer further warrants and represents, in that it shall not use in any capacity the services of any person debarred under the Generic Drug Enforcement Act or under any other applicable law or by any other Regulatory Authority, or convicted of a crime for which a person can be debarred under the Generic Drug Enforcement Act or under any other applicable law or by any other Regulatory Authority.

15.	Choice Of Law: Jurisdiction/ Miscellaneous

This Quality Agreement shall be construed and the relationship between the Parties determined in accordance with the laws in the state of Israel without regard to the conflicts of law principals thereof.  Any and all disputes between the Parties arising out of or related to this Quality Agreement shall be heard in the competent courts located in Tel-Aviv Israel, and the Parties hereby consent and submit to the exclusive jurisdiction of such courts.

16.	Regulatory Authorities; Approvals

Product will be manufactured and tested as registered and approved in the Drug Master File (“DMF”).  Manufacturer shall provide Customer with copies of the open or accessible parts of the DMF and all changes thereto as well as copies of all approvals and submissions to Regulatory Authorities, changes thereto and a letter of authorization permitting CHIASMA to refer to the DMF in applications to applicable Regulatory Authorities.  CHIASMA shall have the right to use any and all information contained in such approvals, submissions and such parts of the DMF as aforesaid (and any changes thereto, if applicable).

17.	Counterparts

This Quality Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Each counterpart transmitted by mail, facsimile or electronic mail shall constitute an original.

IN WITNESS WHEREOF, the undersigned authorized representatives of the respective Parties hereto have entered into and executed this Quality Agreement as of the date set forth above.
MANUFACTURER		CUSTOMER

ASSIA CHEMICAL INDUSTRIES LTD.

signature:	/s/ Mariela Betesh	signature:	/s/ Shoshie Katz
name:	Mariela Betesh	name:	Shoshie Katz
designation:	Director of QA, RA	designation:	VP QA & RA

signature:	/s/ Evgeney Valdman	signature:	/s/ Roni Mamluk
name:	Evgeney Valdman	name:	Roni Mamluk
designation:	VP, Teva API Division, TAPI Israel Manager	designation:	COO

NOVETIDE LTD.

signature:	/s/ Avi Tovi
name:	Avi Tovi
designation:	President & CEO, Novetide

Date: December 26, 2012		Date: January 2, 2013

APPENDIX A:  Definition of Product

“Product” shall mean the following Products:  Octreotide Acetate